Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-3042 of UnionBanCal Corporation on Form S-8 of our report dated June 26, 2008, (which includes an emphasis of a matter for the adoption of Financial Accounting Standards Board Staff Position FSP AAG INV-1 and Statement of Position No. 94-1-1 — Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans) appearing in the Annual Report on Form 11-K of Union Bank of California, N.A 401(k) Plan and Trust for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
June 26, 2008